Exhibit 99.1

NETWORK EQUIPMENT TECHNOLOGIES ANNOUNCES
FINANCIAL RESULTS FOR THIRD QUARTER OF FISCAL 2009

Fremont, CA  January 28, 2009 – Network Equipment Technologies, Inc. (“NET,” NYSE: NWK) announced today its results for the third quarter of fiscal 2009, ended December 26, 2008.

Total revenue in the third quarter was $19.0 million, up 3% from the prior quarter and down 35% from the third quarter of fiscal 2008.  Government revenue was $15.3 million in the third quarter, an increase of 14% sequentially and a decrease of 37% from the third quarter of the prior fiscal year.

Net income in the third quarter, attributable to gains from the early retirement of convertible bonds, was $13.1 million or $0.42 per share. In the prior quarter, the company reported a net loss of $47.5 million or $1.66 per share, due primarily to impairment charges. In the third quarter last fiscal year, net income was $1.5 million or $0.05 per share.

On a non-GAAP basis excluding items noted below, net loss in the third quarter was $3.2 million or $0.11 per share, compared to net loss of $8.1 million or $0.28 per share in the prior quarter, and net income of $2.6 million, or $0.09 per share in the third quarter of fiscal 2008.  Non-GAAP net income and loss were calculated by excluding the impairment of goodwill and other intangible assets, non-cash stock-based compensation expense, amortization of intangible assets from our acquisition of Quintum, accretion, and other restructure charges resulting from severance and vacating our former manufacturing facility; as well as excluding the gain on the retirement of debt by the repurchase of convertible bonds. Refer to the table below for reconciliation of GAAP to non-GAAP net income and loss.

Cash and investment balances at the end of the quarter were $101.6 million, down $30.0 million from the end of the prior quarter. During the third quarter, the company used $23.1 million for the buyback of convertible bonds and $311,000 for the repurchase of shares of its common stock. Following the buybacks, the company now has outstanding $13.0 million of its 3 3/4% convertible senior notes and $23.7 million of its 7 1/4% convertible subordinated debentures.

“We see our greatest near term opportunity emerging in VoIP applications for unified communications in both the enterprise and government markets.  Our VoIP products are being used in an increasing number of pilots globally.  Working with our growing base of channel partners, we are actively pursuing new opportunities and converting successful pilots into larger deployments,” said president and CEO C. Nicholas Keating, Jr.  “Although we are gaining traction with our pilot programs, we believe that the uncertain economy and continued delays in some government programs will affect our customers’ spending through at least the first half of calendar 2009.  As a result, we will continue to look for further opportunities to improve efficiencies and trim expenses.”

Conference Call Information:

The company will be hosting a conference call today to discuss these results at 4:30 p.m. ET. Please dial (866) 700-0133 or (617) 213-8831 and provide conference ID# 38799965 to access the call. The conference call will also be broadcast from the company’s website.

A recording of the conference call will be provided by telephone and the Internet beginning two hours after completion of the call. The replay may be accessed by telephone through midnight on February 4, 2009; please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 42424438.  A digital recording will be available on the company's website for one year.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) provides network and VoIP solutions to enterprises and government agencies that seek to reduce the cost to deploy next generation unified and secure communications applications. For a quarter of a century, NET has delivered solutions for multi-service networks requiring high degrees of versatility, security and performance. Today, the company’s broad family of products enables interoperability and integration with existing networks for migration to secure IP-based communications. Broadening NET’s voice solutions, Quintum Technologies, now a part of NET, is a VoIP innovator whose applications bring the reliability and clarity of public telephone networks to Internet telephony and unified communications. NET is headquartered in Fremont, CA and has 14 offices worldwide including the US, the UK, France, the Middle East, China, Japan, Australia, and Latin America.  The company sells its solutions through a direct sales force and an international network of resellers and distributors.  For more information, visit www.net.com.

Use of Non-GAAP Financial Information

To supplement the company's condensed consolidated financial statements presented in accordance with GAAP, NET has provided certain non-GAAP net income (loss) financial measures that adjust for the company’s impairment charge for goodwill and other intangible assets, non-cash stock-based compensation expense, amortization of intangible assets from our acquisition of Quintum, accretion and other restructure charges resulting from severance and vacating our former manufacturing facility, and the gain on extinguishment of debt. These non-GAAP measures may include net income (loss) and net income (loss) per share data that are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. NET believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and reflect NET’s ongoing business in a manner that allows meaningful period-to-period comparisons. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements

This press release contains forward-looking statements (within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934) relating to possible future operating results, including operating expenses and cash flows. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include federal government budget matters and procurement decisions, the timing of orders, market acceptance for our new products, timely completion of product development initiatives, relations with and performance by third-party technology providers, new competition and technological changes, success in building new sales channels, circumstances regarding specific sales that can affect the recognition of revenue, and the progression of patent litigation, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

(unaudited)

	Quarter Ended		Nine Months Ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007
Revenue:
Product	$15,304	$25,480	$42,001	$72,424
Service	3,668	3,559	11,060	10,288
Total revenue	18,972	29,039	53,061	82,712
Costs of revenue:
Cost of product revenue (1)	6,841	11,672	35,530	31,061
Cost of service revenue	3,529	3,052	11,006	8,933
Total cost of revenue	10,370	14,724	46,536	39,994
Gross margin	8,602	14,315	6,525	42,718
Operating expenses:
Sales and marketing	5,159	5,076	16,599	14,279
Research and development	5,123	5,783	17,251	17,751
General and administrative	2,872	2,774	9,885	8,300
Restructure and other costs	1,420	27	1,814	79
Impairment of goodwill and long-lived assets	—	―	34,197	―
Total operating expenses	14,574	13,660	79,746	40,409
Income (loss) from operations	(5,972)	655	(73,221)	2,309
Other income, net	322	254	299	247
Interest (expense) income, net	35	676	(212)	2,043
Gain on extinguishment of debt	18,776	―	28,927	—
Income (loss) before taxes	13,161	1,585	(44,207)	4,599
Income tax provision	61	47	15	206
Net income (loss)	$13,100	$1,538	$(44,222)	$4,393

Per share amounts
Net income (loss):
Basic	$0.45	$0.06	$(1.53)	$0.16
Diluted	$0.42	$0.05	$(1.53)	$0.16

Common and common equivalent shares:
Basic	28,847	27,779	28,856	26,939
Diluted	32,500	28,858	28,856	27,997

(1) Includes charges for impairment of goodwill and long-lived assets of $9.7 million for the nine months ended December 26, 2008.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 26, 2008 (unaudited)	March 28, 2008 (1)
Current assets:
Cash and investments	$100,440	$165,658
Restricted cash	1,150	―
Accounts receivable, net	12,009	23,174
Inventories	7,953	9,986
Prepaid expenses and other assets	11,138	8,031
Total current assets	132,690	206,849

Property and equipment, net	7,254	9,459
Goodwill and purchased intangibles, net	―	41,317
Other assets	4,646	11,708
Total assets	$144,590	$269,333
Liabilities and Stockholders’ Equity
Accounts payable	$6,118	$9,968
Other current liabilities	14,629	17,821
Total current liabilities	20,747	27,789

Long-term liabilities	5,424	6,295
3 ¾% convertible senior notes	13,000	85,000
7 ¼% redeemable convertible subordinated debentures	23,706	24,706
Stockholders’ equity	81,713	125,543
Total liabilities and stockholders’ equity	$144,590	$269,333

(1) Derived from audited consolidated financial statements as of March 28, 2008.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
GAAP TO NON-GAAP NET INCOME (LOSS) RECONCILIATION
(Unaudited – in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007

GAAP net income (loss)	$13,100	$1,538	$(44,222)	$4,393
Stock based compensation expense:
Cost of product revenue	71	51	221	120
Cost of service revenue	85	37	229	97
Sales and marketing	312	189	950	471
Research and development	277	136	824	315
General and administrative	352	356	1,245	1,058
Acquisition related amortization of acquired intangibles
Cost of product revenue	―	145	592	145
Sales and marketing	―	29	663	29
General and administrative	―	17	88	17
Impairment of goodwill and long-lived assets	―	―	43,938	―
Restructure related:
General and administrative, accretion of discount on future cash flows from subleases	―	69	77	226
Restructure and other:
Costs to vacate former manufacturing facility	1,130	―	1,130	31
Other, primarily severance	290	27	673	48
Other income/(expense) gain on extinguishment of debt	(18,776)	―	(28,927)	―
Income tax effect	—	(11)	—	(56)
Non-GAAP net income (loss)	$(3,159)	$2,583	(22,519)	6,894
Non-GAAP net income (loss) per share data:
Basic	$(0.11)	$0.09	$(0.78)	$0.26
Diluted	$(0.11)	$0.09	$(0.78)	$0.25
Common and common equivalent shares:
Basic	28,847	27,779	28,856	26,939
Diluted	28,847	28,858	28,856	27,997